                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                               (AMENDMENT NO.   )

/X/ Filed by the Registrant
/ / Filed by a Party other than the Registrant

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         American Banknote Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant
    to Exchange Act Rule 0-11    (Set forth the amount on which the filing fee
    is calculated and state how it was determined.):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $125.

   2) Form, Schedule or Registration Statement No.: 14A

   3) Filing Party:

   4) Date Filed:

LOGO                        ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of AMERICAN BANKNOTE CORPORATION (the "Company") will be held on Thursday, June 13, 1996 at Chase World Headquarters, 270 Park Avenue, 11th Floor Conference Room, New York, NY 10017 at 9:00 A.M., local time, for the following purposes:

        1. To elect seven Directors:

          2. To consider and act upon an amendment to the Deferred Stock and Compensation Plan for Non-employee Directors;

          3. To approve the proposed appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1996 (the "Auditor Proposal"); and

          4. To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 17, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     Stockholders are urged to attend the meeting in person. If you are not able to do so, please sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS, FOR APPROVAL OF THE AMENDMENT OF THE DEFERRED STOCK AND COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS, AND FOR THE AUDITOR PROPOSAL.

                                          By Order of the Board of Directors,

                                          LOGO

                                          HARVEY J. KESNER
                                          Secretary

New York, New York
May 6, 1996

WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

                         AMERICAN BANKNOTE CORPORATION
                                200 PARK AVENUE
                         NEW YORK, NEW YORK 10166-4999
                                 (212) 557-9100

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 13, 1996

                            ------------------------

     This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are furnished in connection with the solicitation of Proxies by the Board of Directors of American Banknote Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 13, 1996 at 9:00 A.M., local time, at Chase World Headquarters, 270 Park Avenue, 11th Floor Conference Room, New York, New York 10017 and at any adjournments or postponements thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement and the form of Proxy will be first mailed on or about May 6, 1996 to holders of record on April 17, 1996 (the "Record Date") of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company's 1995 Annual Report to Stockholders, which includes certified financial statements, is enclosed with this Proxy Statement.

           PROPOSAL 1.  ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

     The Board of Directors has nominated the following persons for election as Directors at the Annual Meeting. Each nominee is presently a Director of the Company other than Mr. Alfred Teo, a stockholder of the Company, who has advised the Company that he is available to serve on the Board of Directors.

             NAME                   INFORMATION CONCERNING NOMINEES      DIRECTOR SINCE    AGE
- ------------------------------  ---------------------------------------  --------------    ----
Bette B. Anderson.............  President, Kelly, Anderson, Pethick &    June 1994          67
                                  Associates, Inc., financial and
                                  corporate consultants, since 1989.
                                  Undersecretary of the Treasury from
                                  1977 to 1981 and various Washington,
                                  D.C. consulting posts from 1981 to
                                  1991. Director, ITT Corporation,
                                  Hartford Insurance Corporation and
                                  ITT Educational Services. Chairperson
                                  of the U.S. Treasury Historical
                                  Association, member of the Council
                                  for the Miller Foundation, University
                                  of Virginia, and member of the
                                  Advisory Council of the Girl Scouts
                                  of America.

             NAME                   INFORMATION CONCERNING NOMINEES      DIRECTOR SINCE    AGE
- ------------------------------  ---------------------------------------  --------------    ----
Dr. Oscar Arias S.............  Director, Arias Foundation for Peace     September 1995     56
                                and Human Progress. Former President of
                                  Costa Rica and 1987 Nobel Peace Prize
                                  recipient. President, International
                                  Press Service; Director, Stockholm
                                  International Peace Research
                                  Institute, International Center for
                                  Human Rights and Democratic
                                  Development Institute for
                                  International Studies at Stanford
                                  University. Serves on the Board for
                                  the InterAction Council, the
                                  International Negotiation Network of
                                  the Carter Center and Transparency
                                  International. In addition, Dr. Arias
                                  is an active member of The Commission
                                  on Global Governance, the
                                  Inter-American Dialogue and the
                                  Society for International
                                  Development.
C. Gerald Goldsmith...........  Investor; Director, Palm Beach National  July 1990          67
                                  Bank and Trust; Director, Nine West
                                  Group, Inc. since June 1993.
Ira J. Hechler................  Investor; Director, Leslie Fay           February 1990      77
                                Companies, Inc. and Concord Camera
                                  Corp.
David S. Rowe-Beddoe..........  Chairman of the Board, Welsh             July 1990          58
                                Development Agency since 1993 and
                                  Development Board for Rural Wales
                                  since 1994; Director, Cavendish
                                  Services Ltd. and Development
                                  Securities plc. Previously held
                                  various senior management positions,
                                  including at Revlon, Inc. and De La
                                  Rue plc, where he was an Executive
                                  Director.
Alfred Teo....................  Chairman and Chief Executive Officer of  --                 49
                                  Alpha Industries, Inc. of the Sigma
                                  Plastics Group since 1979. Chairman
                                  and Chief Executive Officer of Red
                                  Line Express since 1984; Hillman Eyes
                                  since 1992 and Alpha Technologies
                                  since 1990. Director and member of
                                  the Compensation Committee of NatWest
                                  Bank Corp., N.A.; Director, Fleet
                                  Bank N.A.; Trustee, St. Joseph's
                                  Hospital and Stevens Institute of
                                  Technology.

             NAME                   INFORMATION CONCERNING NOMINEES      DIRECTOR SINCE    AGE
- ------------------------------  ---------------------------------------  --------------    ----
Morris Weissman...............  Chairman of the Board and Chief          February 1990      54
                                Executive Officer of the Company since
                                  July 1990 and Chief Operating Officer
                                  since July 1995; Chairman of the
                                  Board and Chief Executive Officer of
                                  United States Banknote Company L.P.
                                  ("USBC") from 1986 through July 1990
                                  and Vice Chairman and Director of
                                  USBC's predecessor from 1976 to 1986.
                                  Director of the Convenience and
                                  Safety Corporation. Trustee of the
                                  Jackie Robinson Foundation and the
                                  Business Council for the United
                                  Nations.

     Following the Annual Meeting, the Board will consist of seven Directors. Between Annual Meetings the Board has the authority under the By-laws to increase or decrease the size of the Board and to fill vacancies. Prior to the Annual Meeting, the Board consisted of six members. The Company expects each nominee for election to be available for election and if any nominee is not available Proxies will be voted for the election of such substitutes as the Board may recommend, unless the Board reduces the number of Directors.

                        DIRECTOR MEETINGS AND COMMITTEES

     The Board of Directors held seven meetings in 1995. The Audit and Compensation Committees each met formally four times during 1995 and the Stock Option Committee met formally three times during 1995. Each of these committees also met informally on several occasions. Overall attendance at Board and Committee meetings was 93%. Attendance was at least 88% for each Director other than Ms. Anderson, who attended 72% of the meetings of the Board and committees on which she served.

     Audit Committee. The Audit Committee consists of Messrs. Goldsmith (Chairman), Rowe-Beddoe and Hechler and Ms. Anderson. The Audit Committee reviews with the independent auditors the scope of their audit and non-audit assignments and fees, the accounting principles applied by the Company in its financial reporting, the scope of internal financial auditing procedures and the adequacy of the Company's internal controls. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Audit Committee provides similar reviews of the Company's subsidiaries.

     Compensation Committee. The Compensation Committee consists of Messrs. Rowe-Beddoe (Chairman), Goldsmith and Hechler. The Compensation Committee has responsibility for compensation arrangements for executive officers and certain senior employees and reviews executive performance. The Committee periodically consults with management and administers the Company's Long-Term Performance Plan (the "Long-Term Performance Plan"), and Executive Incentive Plan (the "Executive Incentive Plan"). The Compensation Committee also reports to stockholders on executive compensation matters as required by the Securities and Exchange Commission (page 5).

     Stock Option Committee. The Stock Option Committee presently consists of Messrs. Hechler (Chairman), Rowe-Beddoe and Goldsmith. The Stock Option Committee periodically consults with management and administers the Company's 1990 Employee Stock Option Plan (the "1990 Stock Option Plan").

     The Audit, Compensation and Stock Option Committees are composed entirely of outside directors who are neither officers nor employees of the Company or its subsidiaries. Members of the Compensation and Stock Option Committees are not eligible to participate in any of the plans those Committees administer. The Committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects the number of shares of Common stock beneficially owned on April 15, 1996 by each Director, each nominee for Director, each of those executive officers named in the Summary Compensation Table on page 8, by all Directors and executive officers as a group and by each other person known to the Company to own as of such date more than 5% of any class of equity securities of the Company.

                                                                AMOUNT AND               PERCENTAGE
                                                                 NATURE OF                OF CLASS
                                                                BENEFICIAL              BENEFICIALLY
                      NAME AND ADDRESS                        OWNERSHIP(1)(2)              OWNED
- ------------------------------------------------------------  ---------------           ------------
Bette B. Anderson...........................................         3,100                     *
Dr. Oscar Arias S...........................................           650                     *
C. Gerald Goldsmith.........................................        18,700                     *
John T. Gorman..............................................       235,566(4)                1.2%
Ira J. Hechler..............................................       231,800                   1.2%
Harvey J. Kesner............................................        46,333                     *
David S. Rowe-Beddoe........................................        17,600                     *
Alfred Teo(3)...............................................     1,508,500                   7.7%
Morris Weissman.............................................     2,123,578(4)(5)(6)         10.3%
All Directors and executive officers
  as a group (8 persons)....................................     2,677,327(4)(5)(6)         12.8%
Peter Cohn(7)...............................................     1,474,431                   7.6%
  535 West 110th Street
  New York, N.Y. 10025

- ---------------
(1) Unless otherwise indicated, each stockholder has sole voting and investment power. Excludes former executive officers for which ownership information is not available.

(2) Includes Common Stock issuable upon the exercise of stock options exercisable within 60 days of April 15, 1996 in the amount of 15,000, 132,666, 15,000, 43,333, 15,000 and 865,833 for Messrs. Goldsmith, Gorman,
    Hechler, Kesner, Rowe-Beddoe and Weissman, and 1,086,832 for all Directors and executive officers as a group, respectively. Includes Director Common Stock equivalent units under the Deferred Stock and Compensation Plan for Non-employee Directors in the amount of 2,600, 650, 2,600, 2,600, and 2,600 for Ms. Anderson, Dr. Arias and Messrs. Goldsmith, Hechler and Rowe-Beddoe, respectively.

(3) Nominee for election as a director at the Annual Meeting. Mr. Teo's address is c/o Sigma Plastics Group, Page & Schuyler Avenue, Lyndhurst, N.J. 07071.

(4) Includes Common Stock issuable upon the exercise of performance warrants issued under the Company's Performance Warrant Plan that are exercisable within 60 days of April 15, 1996 in the amount of 139,500, 16,000 and 155,500 for Messrs. Weissman, Gorman and all Directors and executive officers as a group, respectively.

(5) Includes (i) 70,000 shares held by spouse and (ii) 60,000 shares as to which Mr. Weissman has sole voting power and a right of first refusal with respect to any future sales.

(6) Excludes 61,250 shares of restricted Common Stock as to which Mr. Weissman disclaims beneficial ownership, issued March 27, 1995 in lieu of a portion of Mr. Weissman's 1994 bonus.

(7) Based on a Schedule 13D Statement dated December 15, 1994 as filed with the Securities and Exchange Commission.

  * Less than 1%.

                             EXECUTIVE COMPENSATION

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company believes that a strong link should exist between executive compensation and management's success in maximizing stockholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs which provide competitive compensation and reflect Company performance while taking into account the Company's particular circumstances. The Compensation Committee's role and responsibilities involve the development and administration of executive compensation policies and programs which are consistent with, linked to and supportive of the basic strategic objective of maximizing stockholder value, while taking into consideration the activities and responsibilities of the executives. The Committee reviews management's performance on an annual basis.

     The Company has applied these principles through the adoption of the Long-Term Performance Plan and Executive Incentive Plan which were approved by Stockholders at the 1994 Annual Meeting. Application of these principals to the executives began in 1994 with the Chairman and Chief Executive Officer and is continuing through the present consolidation and downsizing. Through this process, executive benefits are now linked to corporate results with long-term benefits realizable in 3-5 years following awards.

COMPENSATION PHILOSOPHY AND ELEMENTS

     The five principles to which the Compensation Committee adheres in discharging its responsibilities reflect the Committee's philosophy of developing management incentive arrangements that are understandable to both management and the Company's stockholders. First, the majority of the annual bonus and long-term compensation for the Company's senior executive officers should be in part at risk, with actual compensation levels correlating with the Company's actual performance in certain key areas determined by the Compensation Committee. Second, over time, incentive compensation of the Company's senior executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership requirements should be used on an increasing basis so as to provide executive officers with clear and direct links to the stockholders' interests. Fourth, the overall executive compensation programs should be structured to ensure the Company's ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results of the Company, both long and short-term. Fifth, the total compensation for all executive officers and employees of the Company should be competitive so as to attract and retain the best people in the Company's unique industry and should take into account the duties and responsibilities of the executive.

     The Compensation Committee believes that sales and earnings growth as well as continued improvement in cash flow should be recognized in considering compensation levels along with improvements in overall effectiveness, productivity, quality, return on equity and investment and success in identifying and implementing further strategic alliances and business combinations, while taking into account the Company's high depreciation and amortization, non-recurring extraordinary charges and continued non-cash charges.

     In evaluating the performance and compensation of the executive officers of the Company, the Compensation Committee has taken particular note of management's overall success in the consolidation of the businesses that have been brought under the Company's management during the past seven years, i.e., United States Banknote, American Bank Note, Jeffries Banknote, American Bank Note Holographics, American Banknote Company Grafica e Servicos (Brazil), and Grafica Bradesco (Brazil), as well as fundamental changes affecting the markets in which the Company operates. With foreign operations approaching 50% of consolidated sales and growing, management has achieved international diversification goals and assumed added responsibilities for managing a global business. The success of the Holographic and Brazilian operations has been offset by a significant contraction of domestic printing operations, which has challenged management with consolidating to meet market conditions while identifying domestic growth opportunities. Significant organizational realignment and substantial change in the roles of the corporate officers and subsidiary general managers were implemented during the second half of 1995 and continue into 1996. Coupled with a significant downsizing of the corporate headquarters staff, and the assumption of Chief

Operating Officer duties by Mr. Weissman, greater effort has been required from the entire management team.

     During 1995, the Committee retained the services of a nationally recognized research and consulting firm, Strategic Compensation Research Associates ("SCRA"), to undertake a review of the compensation of the senior executives (including current contracts, salaries, bonuses and other benefits) in view of compensation packages received by senior executives of other U.S. public companies of comparable size, profitability and stock price performance. SCRA confirmed that the current cash compensation paid to senior executives was reasonable compared to other companies of a similar character, both in the printing industry and among highly-leveraged turnaround companies. (Those companies reviewed by SCRA for comparative purposes do not necessarily include those in the Company's performance graph since the Company operates in a highly unique niche of the printing industry, has material foreign operations and is highly leveraged).

     SCRA's report evaluated the salaries and bonuses paid to the top executives in nine mid-sized companies in the printing industry, eight highly leveraged turnaround companies and all of the one hundred seventy-five companies under $500 million of annual revenues included in the Standard & Poor's (S&P) Midcap 400, the Dow Jones Equity Market Index or the S&P 500. SCRA concluded that the salaries and bonuses paid by the Company to its top executives are competitive within the comparison groups and that salaries and bonuses are balanced appropriately for the Company at this time. SCRA cautioned, however, that the Company's compensation would be only marginally competitive considering long-term incentive and stock ownership programs. SCRA noted that the overall compensation program was below those of other companies because of a lack of tangible long-term cash incentives and a weak level of meaningful stock incentives, i.e., common interest with stockholders. SCRA recommended that the Company accelerate the implementation of its philosophy to put more of the key executives' compensation at risk both for short-term and long-term components.

     The Committee has accepted SCRA's recommendation that as a key part of the ongoing management restructuring a long-term incentive program for the executive team be implemented within the parameters of the Company's plans. In order to provide future long-term incentives SCRA recommended, and the Committee agreed, to revitalize certain outstanding options with no meaningful value to the executives and to grant some restricted shares and new options. The Committee has approved a dramatic shift in the Company's compensation program which provides stronger incentives for the key executives and for managers and other key employees to remain with the Company and to work to achieve substantially improved growth and results in the next three to five years. Operating division and corporate staff managers and key employees will be eligible for significant bonuses and long-term rewards if division and corporate goals of operating income above a 10% return on equity (ROE) are achieved. Various officers and managers have been offered an opportunity to participate and cancel their contractual bonus arrangements and certain prior option grants in order to become eligible for these programs commencing in mid-1996.

     Actual compensation for 1995 for the Chief Executive Officer and certain other executive officers has been determined with respect to written employment agreements which set forth actual levels and minimum rates of increase. No annual incentive award for 1995 was paid to Mr. Weissman under the terms of his employment agreement. Bonuses for Mr. Gorman and Mr. Kesner were based upon the proposals to each executive described above under which lower bonuses were paid than their prior contractual arrangements provided.

     The Compensation Committee believes that the program complies with the provisions of Section 162(m) under the Internal Revenue Code of 1986, as amended, with respect to qualifying the compensation paid to its executive officers.

COMPENSATION COMMITTEE
     David S. Rowe-Beddoe
     C. Gerald Goldsmith
     Ira J. Hechler

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return from December 31, 1990 through December 31, 1995 to that of the Media General Composite, a broad market index, and a peer group index created by the Company.

     Because the Company is involved in a wide variety of businesses, including security printing, holography, and credit and telephone cards, and nearly 50% of its sales are derived from Latin America, no published peer group closely reflects the Company's overall business or matches the relative contributions of those businesses to the Company's overall performance. The following companies have been included in the customized peer group index: Bowne & Co., Inc., Deluxe Corporation, Devon Group Inc., Duplex Products Inc., John H. Harland Co., Merrill Corp., Moore Corporation Limited, Multi-Color Corp., The Standard Register Company, Stevens Graphics Corporation (Class A and Class B) and American Banknote Corporation. The customized peer group weighs the constituent companies' common stock performance on the basis of market capitalization, measured at the beginning of each relevant time period.

     The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances. This data was furnished by Media General Financial Services.

                     CUMULATIVE TOTAL RETURN AMONG AMERICAN
            BANKNOTE CORPORATION, MEDIA GENERAL'S PEER GROUP INDEX,
                        AND COMPOSITE BROAD MARKET INDEX
                  FROM DECEMBER 31, 1990 TO DECEMBER 31, 1995

                                   AMERICAN                       MEDIA GEN-
      MEASUREMENT PERIOD           BANKNOTE       PEER GROUP     ERAL COMPOS-
    (FISCAL YEAR COVERED)         CORPORATION        INDEX            ITE
DEC. 31, 1990                              100             100             100
DEC. 31, 1991                           328.57          114.73          129.09
DEC. 31, 1992                           371.43          126.56          134.25
DEC. 31, 1993                           364.29          122.17          154.11
DEC. 31, 1994                           128.57          107.88          152.83
DEC. 31, 1995                            71.43          118.43          198.15

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the three years ended December 31, 1995, 1994 and 1993, regarding the compensation of the Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company who were serving at the end of the last completed year and whose compensation exceeded $100,000 for 1995.

                                                                              LONG TERM COMPENSATION
                                                                         ---------------------------------
                                           ANNUAL COMPENSATION                   AWARDS
                                   -----------------------------------   -----------------------   PAYOUTS
                                                             OTHER       RESTRICTED                -------
                                                             ANNUAL        STOCK                    LTIP      ALL OTHER
         NAME AND                                         COMPENSATION    AWARD(S)                 PAYOUTS   COMPENSATION
    PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)      ($)(1)        ($)(2)     OPTIONS(#)     ($)     ($)(3)(4)(5)
- --------------------------  -----  ---------   --------   ------------   ----------   ----------   -------   ------------
Morris Weissman             1995     750,000        -0-        --               --       250,000      --        19,040
  Chairman and Chief        1994     750,000    183,750        --          183,750            --      --        21,918
  Executive Officer         1993     592,770    704,468        --               --       250,000      --        77,029
John T. Gorman              1995     234,168     40,000        --               --            --      --        15,938
  Executive Vice            1994     234,168    132,200        --               --        20,000      --        17,224
  President and Chief       1993     234,164    175,716        --               --            --      --        14,727
  Financial Officer
Harvey J. Kesner            1995     173,824     30,000        --               --            --      --         7,500
  Senior Vice President     1994     151,440     60,000        --               --        15,000      --         7,500
  General Counsel and       1993     145,600     80,000        --               --            --      --         8,164
  Secretary

     The following table sets forth certain information for two additional individuals required to be disclosed pursuant to the rules of the Securities and Exchange Commission but who were not serving as executive officers at the end of the last completed year:

Ron K. Glover(6)            1995     216,671         --        --               --            --      --        10,466(7)
                            1994     300,000    150,000        --               --       275,000      --         8,983
                            1993          --         --        --               --            --      --            --
Robert L.
  Christophersen(8)         1995     129,439     41,602        --               --            --      --        16,992
                            1994     184,896     89,230        --               --        15,000      --        21,074
                            1993     184,876    118,608        --               --            --      --        17,597

- ---------------
(1) The value of each of the named executive officer's perquisites did not exceed the threshold for disclosure established under the Securities and Exchange Commission's proxy rules.

(2) Amounts shown represent 91,875 shares of restricted stock valued at $2.00 per share awarded on March 27, 1995 representing 50% of Mr. Weissman's 1994 bonus under the Executive Incentive Plan. Restrictions lapse on one-third of the shares upon each of the first three anniversaries of the date of award, except that all such restricted stock immediately vests upon Mr. Weissman's death, retirement, disability, termination or upon a "change in control." Shares are held pursuant to a grantor trust subject to claims of the Company's creditors until the date restrictions on the shares lapse. Dividends are paid on these shares as, when and if dividends are paid on Common Stock. No named executive officers held any restricted stock at December 31, 1993.

(3) Amounts shown for 1993 consist of the following: (i) contributions to the American Banknote Employees' Retirement Plan (the "Retirement Plan"): Mr. Weissman ($10,000), Mr. Gorman ($10,000) and Mr. Kesner ($8,164); and (ii) premiums paid by the Company with respect to life insurance: Mr. Weissman ($67,029) and Mr. Gorman ($4,727).

(4) Amounts shown for 1994 consist of the following: (i) contributions to Retirement Plan: Mr. Weissman ($7,500), Mr. Gorman ($7,500) and Mr. Kesner ($7,500); and (ii) premiums paid by the Company with respect to life insurance: Mr. Weissman ($14,418) and Mr. Gorman ($9,724).

(5) Amounts shown for 1995 consist of the following: (i) contributions, to Retirement Plan: Mr. Weissman ($7,500), Mr. Gorman ($7,500) and Mr. Kesner ($7,500); and (ii) premiums paid by the Company with respect to life insurance: Mr. Weissman ($11,540) and Mr. Gorman ($8,438).

(6) Salary for 1994 and 1995 reflect partial years. Mr. Glover resigned in July 1995. Amounts shown under "All Other Compensation" for 1994 consist of $5,625 for Retirement Plan and $3,538 for life insurance; and for 1995 $3,750 for Retirement Plan and $6,716 for life insurance.

(7) Pursuant to a separation agreement, Mr. Glover also received a lump sum payment of $800,000, $100,000 for post-termination consulting services, and approximately $275,000 discharge of indebtedness and his prior employment agreement was canceled.

(8) Salary for 1995 reflects a partial year. Mr. Christophersen's prior employment Agreement was not renewed as of July 1995 although Mr. Christophersen continued on the Company payroll through October 1995 and thereafter as a consultant. Amounts shown for 1993 consist of $9,433 for Retirement Plan and $8,164 for life insurance; for 1994 $7,500 for Retirement Plan and $13,574 for life insurance; and for 1995 $7,500 for Retirement Plan and $9,492 for life insurance.

                             EMPLOYMENT AGREEMENTS

     Mr. Weissman serves pursuant to an employment agreement with the Company through December 31, 1999. Mr. Weissman's agreement is subject to automatic extension unless advance notice of non-renewal is given.

     Mr. Weissman's agreement provides for his engagement as Chairman and Chief Executive Officer of the Company. The agreement provides a base salary of $750,000 with no guaranteed bonus. Mr. Weissman participates in the Executive Incentive Plan and receives an annual bonus equal to 6% of his annual base salary in 1994 (adjusted in each subsequent year by compounding the 1994 base salary by 1.07) multiplied by the number of percentage points by which "ROE" (as defined below) exceeds 10% up to a maximum annual bonus equal to 200% of base salary.

     ROE is defined as the fraction the numerator of which is equal to the Company's pre-tax income (including income from minority holdings, joint ventures, dividends from investments and like income) before extraordinary charges or similar one-time non-recurring losses or reserves not in the ordinary course plus depreciation and amortization, and the denominator of which is calculated as a simple average of the average monthly common equity (beginning of month common equity plus end of month common equity divided by two) for the calendar year.

     Mr. Weissman's agreement also contains provisions for payment in the event of disability or death in addition to maintenance of certain life insurance and participation in Company benefit plans. Upon termination in the event of his permanent disability, until the earlier to occur of (i) recovery from such disability, (ii) the date employment under the employment agreement was scheduled to terminate or (iii) death, Mr. Weissman is entitled to receive 75% of the then effective base salary and the pro rata amount of the bonus he would have received for the year in which he became permanently disabled based on the number of days he was not disabled and during the time he receives 75% of his base salary all other benefits he would have received but for the termination of employment due to disability.

     In the event Mr. Weissman's employment with the Company is terminated by the Company (other than for cause) or is terminated by Mr. Weissman for "good reason," Mr. Weissman is entitled to receive a lump sum equal to the greater of his "Total Direct Compensation" for 1994 or his "Estimated Total Direct Compensation" then in effect, as if his employment agreement had remained in effect for the entire Term (as extended pursuant to the agreement) (or, if following a "change in control," the greater of such amount or $5,000,000), plus the value of his unexercised options and maintenance of certain benefits for the remainder of the Term.

     An employment agreement for Mr. Gorman provides a base salary of $234,168 and terminates on July 25, 1997. For 1995, Mr. Gorman's agreement provided for a minimum annual bonus of 35% of base salary which has been eliminated under an amendment to Mr. Gorman's agreement. Until July 1995, Mr. Kesner was employed pursuant to a written employment agreement and is currently employed on substantially equivalent terms but with no minimum annual bonus.

     Mr. Gorman and Mr. Kesner are entitled to receive payments upon non-renewal of their agreements by the Company or termination of employment, disability or death in addition to maintenance of certain life insurance and participation in Company benefit plans. Payment upon termination of the "Term of Employment" includes a two year consulting period for Mr. Gorman at 50% of base salary then in effect and for Mr. Kesner, a lump sum of one times base salary then in effect. Upon termination in certain circumstances, including for "good reason" (defined as certain events following a "change in control"), payment includes a lump sum of two times base salary plus bonus then in effect for Mr. Gorman and one times base salary plus bonus then in effect for Mr. Kesner, plus the value of unexercised options held and maintenance of certain benefits for an eighteen month period.

     Mr. Christophersen retired from the Company in October 1995 and continues to provide consulting services to the Company through October 1997 under the terms of his employment agreement at 50% of his base salary in effect at termination per year.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth for the Chief Executive Officer and each of the other named executive officers of the Company: (a) the number of options granted during 1995; (b) the percent such number is of the total options granted to all employees in 1995; (c) the exercise price per share; (d) the expiration date; and (e) the potential realizable value of such options at certain assumed rates of stock price appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS              POTENTIAL REALIZABLE VALUE
                                          --------------------------------------               AT
                                             % OF                                    ASSUMED ANNUAL RATES OF
                                            TOTAL                                   STOCK PRICE APPRECIATION
                                           OPTIONS                                             FOR
                                OPTIONS   GRANTED TO                   EXERCISE          OPTION TERM(2)
                                GRANTED   EMPLOYEES       PRICE       EXPIRATION   ---------------------------
                                (#)(1)     IN 1995        ($/SH)         DATE      0%($)    5%($)      10%($)
                                -------   ----------  --------------  ----------   -----   --------   --------
Morris Weissman...............  250,000       88%         $2.187        4/11/05     $--    $343,927   $871,858

- ---------------
(1) Options granted under the Long-Term Performance Plan. One-third of the options vest and become fully exercisable upon each of the first three anniversaries of the date of grant, except that all such options immediately vest upon the holder's death while still employed or termination of employment in connection with a change in control. Payment of the purchase price of shares acquired upon the exercise of options generally may be in cash, by check, or by delivery of shares of Common Stock, or by other permitted methods, including broker-assisted "cashless exercise" methods.

(2) The amounts set forth are based on assumed appreciation of 0% and the 5% and 10% rates as prescribed by the Securities and Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

                  OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth for the Chief Executive Officer and each of the other named executive officers of the Company: (a) the number of shares of Common Stock acquired upon the exercise of options during 1995; (b) the value realized from options exercised during 1995; (c) the number of options held as of December 31, 1995, both exercisable and unexercisable; and (d) the value of such options as of that date. No named executive officer exercised any options during the last fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUE AT LAST FISCAL YEAR END

                                                                     NUMBER OF         VALUE OF UNEXERCISED
                                                                    UNEXERCISED            IN-THE-MONEY
                                                                 OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                   SHARES                           YEAR END #               YEAR-END
                                  ACQUIRED          VALUE         EXERCISABLE(1)/       $ EXERCISABLE(1)/
             NAME                ON EXERCISE      REALIZED         UNEXERCISABLE          UNEXERCISABLE
- -------------------------------  -----------     -----------     -----------------     --------------------
Morris Weissman................     --               --            782,500/333,333             $0/$0
John T. Gorman.................     --               --            132,666/ 13,334              0/ 0
Harvey J. Kesner...............     --               --             43,333/ 10,000              0/ 0
Robert L. Christophersen.......     --               --             85,750/ 10,000              0/ 0

- ---------------
(1) Amounts shown exclude Performance Warrants held by Messrs. Weissman, Gorman and Christophersen under the Company's Performance Warrant Plan in the amounts of 139,500, 16,000 and 14,000, respectively. All of such Performance Warrants are presently exercisable through July 26, 2006 at an exercise price of $0.011 per share, subject to anti-dilution provisions. The aggregate value of unexercised in-the-money Performance Warrants at 1995 fiscal year end was $172,841, $19,824 and $17,346 for Messrs. Weissman, Gorman and Christophersen, respectively. Mr. Glover's options expired following his resignation.

                                  RETIREMENT PLAN

     Effective April 1, 1994, the Board of Directors approved a supplemental retirement plan for certain executives and management employees of the Company (the "SERP"). In general, the SERP provides that a participant retiring at age 65 will receive a monthly retirement benefit equal to an amount determined, in the case of the Company's senior executives including Messrs. Weissman, Gorman and Kesner, by multiplying the participant's "final average compensation" (as defined in the SERP) by a percentage equal to 3% for each of the first ten years plus 1.5% for each of the next twenty years, of service, or for junior level executives, by a percentage equal to 2% for each of the first ten years, 1.5% for each of the next ten years and 1% for each of the next ten years. The result of the computation shall be decreased by a participant's Social Security Benefit and any amounts available from the participant's pension or profit sharing plan from the Company or its predecessors. The retirement income shall be paid at normal or deferred retirement date for life only with the appropriate actuarial reduction of a joint and survivor election. Early retirement benefits are available with a reduction of 2% for each year less than age 62. No benefit will be provided prior to a participant achieving age 55 and 10 years of service. All participants will receive credit for past service to the Company or any of its wholly-owned subsidiaries. Amounts of compensation in excess of $300,000 increased by 6% on each plan anniversary commencing April 1, 1995, will not be considered when calculating plan benefits. The Company has established a grantor trust to which the Company can contribute assets that will be held subject to claims of the Company's creditors until paid to SERP participants and their beneficiaries. Mr. Weissman's benefit in the SERP is calculated based upon compensation of $750,000. Mr. Weissman will be required to provide minimum numbers of service years as provided in his agreement.

     The following table shows the estimated annual benefit payable to employees in various compensation and years of service categories based upon the senior executive accrual rates. The estimated benefits apply to an employee retiring at age sixty-five in 1995 who elects to receive his or her benefit in the form of a single life annuity. These benefits would be reduced by any benefits attributable to the Company's (and its predecessor's) contributions (and the earnings thereon) to pension and/or profit sharing plans and social security.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                       -----------------------------------------------------------
            REMUNERATION                 10           15           20           25           30
  ---------------------------------    -------     --------     --------     --------     --------
  $100,000.........................    $30,000     $ 37,500     $ 45,000     $ 52,500     $ 60,000
   125,000.........................     37,500       46,875       56,250       65,625       75,000
   150,000.........................     45,000       56,250       67,500       78,750       90,000
   200,000.........................     60,000       75,000       90,000      105,000      120,000
   250,000.........................     75,000       93,750      112,500      131,250      150,000
   300,000.........................     90,000      112,500      135,000      157,500      180,000

                             DIRECTOR COMPENSATION

     Non-employee Directors presently are paid $25,000 per annum for serving as Directors and $2,000 for each meeting of the Board of Directors attended in excess of four in any fiscal year. Non-employee Directors receive $1,000 for each committee meeting attended. Under the Company's 1992 Non-employee Directors Stock Option Plan (the "1992 Directors Plan"), Messrs. Goldsmith, Hechler and Rowe-Beddoe have each been granted options for 15,000 shares. Under the 1992 Directors Plan, the options become fully exercisable upon the termination of the holder as a Director of the Company due to death, disability or retirement or upon a change of control. Payment of the purchase price for shares acquired upon the exercise of options may be in cash, by check or by delivery to the Company of shares of Common Stock, including broker-assisted "cashless exercise" methods. No options granted under the 1992 Directors Plan have been exercised and no further grants will be made. Under the terms of the Deferred Stock and Compensation Plan for Non-employee Directors (the "Directors Plan"), each non-employee director elected at an annual meeting is automatically awarded 1,300 Common Stock equivalents, which are held in a director's deferred stock account. Directors elected or appointed other than at an annual meeting are awarded a pro rata amount of Common Stock equivalents. A Common Stock equivalent is the hypothetical equivalent of the Common Stock that has a value on any date equal to the mean of the high and low trading prices of the Common Stock on such date, and is adjusted to reflect stock dividends, splits and reclassifications. In January of the year following the year of termination of services, each director receives payment in shares of Common Stock equal to the balance of Common Stock equivalents in his or her deferred stock account. In the event of a change in control, Common Stock equivalents have a value based on the highest price of the Common Stock during the thirty days preceding such change in control and will be paid in cash or otherwise as the Compensation Committee may prescribe. As a result of the Directors Plan, 1,300 Common Stock equivalents were awarded to each of Ms. Anderson and Messrs. Goldsmith, Hechler and Rowe-Beddoe and 650 Common Stock equivalents were awarded to Dr. Arias during 1995.

     Under the Directors Plan, a non-employee director may elect to defer all or a portion of such director's annual retainer and other fees, and such deferred amount is treated as if it were invested in a putative debenture and credited to a deferred debenture account. A putative debenture is a hypothetical debenture of the Company that has a face value of $100, and bears interest at a rate equal to the seven year U.S. Treasury Bond rate in effect the week prior to the regular January meeting of the Board. The debentures are convertible into Common Stock at a conversion rate determined by dividing $100 by the mean of the high and low trading prices of the Common Stock on the date the putative debenture is credited to the director's deferred debenture account. An election to defer shall be effective only with regard to annual retainer and fees earned no earlier than six months following the director's election except as otherwise provided under the Director Plan. An election shall be irrevocable with regard to annual retainer and fees earned during the period in which the election is in effect. Following termination of service, the director will receive, in respect of all amounts deferred under the Director Plan, five annual payments in cash if the value of the putative debentures, plus the interest accrued thereon, is greater than the value of the common Stock into which the putative debentures are convertible. Otherwise such amount shall be payable in Common Stock. In the event of a change in control, the deferred amounts will be paid in cash or otherwise as the Compensation Committee may prescribe.

     The Company does not provide any Director retirement benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company retains Kelly, Anderson, Pethick & Associates, of which Ms. Anderson, a Director, is President and an owner, for marketing and business development services primarily involving the Company's government contracts business. Pursuant to an agreement entered October 1, 1995, the Company is billed at a customary hourly rate for services performed subject to a minimum retainer of $5,000 per month. During 1995, the Company paid approximately $94,900 for services performed. The Company has for many years prior to Ms. Anderson's election as a Director utilized the services of Ms. Anderson's firm as a government consultant.

LOANS TO EXECUTIVE OFFICERS

     On April 13, 1995, the Company loaned Mr. Weissman $185,750. The loan bears interest, payable annually, at a rate equal to the rate published by Citibank, NA as its base rate, from time to time. The loan matures on April 13, 1998. On March 31, 1996, the amount outstanding under the loan was approximately $200,046, which was the maximum amount outstanding to date.

           PROPOSAL 2.  PROPOSED AMENDMENT TO THE DEFERRED STOCK AND
                  COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

PROPOSED AMENDMENT

     The Board of Directors has recommended that stockholders approve an amendment (the "Amendment") to the Directors Plan which was adopted by the Board of Directors on March 21, 1994 and approved by stockholders at the 1994 Annual Meeting. The Amendment increases to 3,000 the number of Common Stock equivalent awards which each director will automatically receive on an annual basis and provides automatic grants of up to 2,000 Common Stock equivalents to Committee chairpersons. Newly appointed directors will also receive a one-time award of 7,500 Common Stock equivalents under the Amendment. Upon Stockholder approval of the Amendment, Messrs Goldsmith, Hechler and Rowe-Beddoe will each cancel their awards of 15,000 options issued under the terminated 1992 Directors Plan and will receive an automatic one-time award of 7,500 Common Stock equivalents. A maximum of 5,000 common stock equivalents per year for each director will be awarded under the Amendment, exclusive of the automatic one-time awards to directors. No annual award will be made to directors who were not directors for at least 180 days prior to an annual meeting award date and pro-rata awards will be made for partial year Committee chair service. Under the Amendment, no additional cash compensation will be paid to Directors. In all other respects the Directors Plan remains unchanged.

     The increase in the number of Common Stock equivalent awards to Directors is necessary in order to satisfy the Company's concerns that it was providing insufficient long-term variable compensation to its outside directors. In enhancing the long-term incentives for non-employee directors with Common Stock equivalent awards, the compensation to directors will further the interests of the stockholders by providing a benefit in line with the goal of increasing the value of the Company's Common Stock. The Amendment would afford directors who are responsible for the continued growth of the Company an opportunity to enhance their proprietary interest in the Company, thereby creating in such persons an increased interest in and a greater concern for the welfare of the Company. By means of the amended Directors Plan, the Company seeks to retain the services of persons now holding directorships and to ensure the Company continues to be able to attract and retain qualified outside directors and encourage their active Committee participation.

     Prior to effectiveness of the Amendment, based on a closing price on April 16, 1996 of $1 5/8 per share, the value of an annual award if made on that date would have been approximately $2,112 for 1,300 Common Stock equivalents. As amended, the value of an annual award made on that date would have increased to approximately $4,875 for 3,000 Common Stock equivalents and directors contributing additional services by agreeing to serve as Committee chairpersons would receive an additional grant with a value of approximately $3,250 for 2,000 Common Stock equivalents.

     The following table reflects the benefits that will be allocated to each of the named persons or groups:

                               NEW PLAN BENEFITS
                    DEFERRED STOCK AND COMPENSATION PLAN FOR
                             NON-EMPLOYEE DIRECTORS

                                                              DOLLAR VALUE     NUMBER OF UNITS
                     NAME AND POSITION                            ($)                (#)
- ------------------------------------------------------------  ------------     ---------------
Morris Weissman.............................................          0                  0
John T. Gorman..............................................          0                  0
Harvey J. Kesner............................................          0                  0
Executive Officers as a group...............................          0                  0
Non-employee Director's as a group (5 persons)*.............     24,375             15,000
All Employees as a Group....................................          0                  0

- ---------------
* Reflects Common Stock equivalent awards allocated to each Non-employee Director. Excludes common stock equivalent awards which are allocable (i) to Non-employee Directors (2,000) as Chairpersons of each of the four presently organized committees of the Board; and (ii) as one-time awards upon approval of the Amendment and to new directors (7,500).

REASONS FOR THE AMENDMENT

     The Amendment is the result of a review of the levels of Director compensation conducted by the Company's compensation consultant, SCRA, which compared the Company's director compensation to that at various printing and other companies. The conclusion of SCRA was that the present Common Stock equivalent awards provided a hypothetical value of less than 10% of the annual retainer of Directors of the Company as compared to a median of other companies with such a program of 60% of retainer. While also citing various shortcomings in the structure of the cash retainer paid to Directors, the Company has elected not to revise the Directors' cash retainer at this time, but may consider an increase in the future. However, in line with SCRA's recommendation to shift more of the value of the Directors' compensation to stock, the Company developed the Amendment which is being submitted for Stockholder approval at the Annual Meeting.

     The amended Directors Plan was approved by the Board of Directors on April 25, 1996 and effectiveness is subject to approval of the stockholders at the Annual Meeting. If the Amendment is not approved by stockholders at the Annual Meeting, the Amendment will not become effective and the Directors Plan will remain effective as in effect prior to the adoption of the Amendment by the Board of Directors.

SUMMARY OF AMENDED PLAN

     The following summary of the Directors Plan as proposed to be amended (the "Amended Plan") is not intended to be complete and is qualified in its entirety by reference to the Amended Plan, the full text of which is set forth in Annex A hereto.

     Under the Amended Plan, each non-employee director who has served as a director for more than 180 days automatically receives annually on the annual meeting date 3,000 shares of Common Stock equivalents, awarded and held in a director's deferred stock account ("Deferred Stock Account").

     Directors in office on the effective date of the Amendment and newly appointed directors appointed to fill a vacancy or a newly created position shall automatically receive a one-time award of 7,500 Common Stock equivalents.

     In addition, each Director, at the first meeting of each Committee of the Board of Directors following an Annual Meeting of stockholders, who is selected to serve as Chairperson of that Committee by a majority of the outside directors serving on such Committee, shall receive on such date an award of 2,000 additional Common Stock equivalents in the director's Deferred Stock Account, or a pro-rata amount if the Committee is formed or the Chairperson elected at a later date.

     A director may receive a maximum of 5,000 Common Stock equivalents per calendar year, exclusive of one-time awards.

     A Common Stock equivalent is the hypothetical equivalent of the Common Stock that has a value on any date equal to the mean of the high and low trading prices of the Common Stock on such date, and is adjusted to reflect stock dividends, splits and reclassifications. In January of the year following the year of termination of services, each director receives payment in shares of Common Stock equal to the balance of Common Stock share equivalents in his or her Deferred Stock Account. In the event of a "change in control" of the Company (as defined in the Directors Plan), the share equivalents have a value based on the highest price of the Common Stock during the thirty days preceding such change in control and will be paid in cash or otherwise as the Compensation Committee may prescribe.

     In addition, under the Directors Plan, a non-employee director may elect to defer all or a portion of such director's annual retainer and other fees, and such deferred amount is treated as if it were invested in a putative debenture and credited to a deferred debenture account. No changes have been made to this aspect of the Directors Plan.

     A copy of the Directors Plan, as amended, is attached to this Proxy Statement as Annex A. Stockholders are encouraged to review the Directors Plan, as amended, carefully. Any description in this Proxy Statement of the Directors Plan is qualified in its entirety by reference to Annex A.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE DIRECTORS PLAN AMENDMENT.

                         PROPOSAL 3.  AUDITOR PROPOSAL

     Pursuant to the recommendation of the Audit Committee, the Board of Directors has proposed the appointment of the firm of Deloitte & Touche LLP, independent certified public accountants ("Deloitte"), to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1996. Deloitte has acted as auditor of the Company or its predecessors since 1976. The stockholders are requested to approve the proposed appointment at the Annual Meeting.

     It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions, and make a statement, if they so wish.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AUDITOR PROPOSAL.

                                 RECOMMENDATION

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS, FOR THE APPROVAL OF THE DIRECTORS PLAN AMENDMENT AND FOR THE AUDITOR PROPOSAL.

                             LITIGATION; COMPLIANCE

                 LITIGATION INVOLVING CLAIMS AGAINST DIRECTORS

     In January 1994, Vladimir v. United States Banknote Corporation, et al., and in February 1994, Sinay v. United States Banknote Corporation, et al., were filed in the United States District Court for the Southern District of New York on behalf of a purported class of purchasers of Common Stock between April 1, 1993 and January 6, 1994. Also, in January 1994, Atencio v. Morris Weissman, et al., was filed in the Court of Chancery for the State of Delaware, New Castle County, against various directors and/or officers of the Company, on behalf of a purported class and also derivatively on behalf of the Company which was named as a nominal defendant. In February 1994, Rosenberg v. Morris Weissman, et al. was filed in the same court as Atencio, alleging similar claims to Atencio, but not on behalf of a class of plaintiffs.

     The complaints in these four actions allege, among other things, that the Company and the individual defendants knowingly or recklessly caused the market price of its Common Stock to be inflated artificially by making misleading statements and/or omissions of material fact concerning the risk of loss of the Company's stamp printing contracts with the United States Postal Service ("USPS"). The Vladimir and Sinay actions seek unspecified damages. The Atencio and Rosenberg actions also assert claims for breach of fiduciary duty by the individual defendants, and allege that certain of the defendants sold Common Stock while in possession of material non-public information and seek recapture of the profits earned by the defendants who purportedly traded, the repayment by the defendants of their 1993 salaries, damages for the costs to the Company of defending the Vladimir actions and the annulment of the 1993 election of directors.

     On June 16, 1995, the court granted plaintiff's motion for class certification in Vladimir and defined the class to include persons (other than defendants and related persons) who purchased the Company's stock from April 1, 1993 through January 6, 1994. On February 28, 1996, the Sinay action was voluntarily dismissed. The Atencio and Rosenberg actions have been stayed pending the outcome of the Vladimir action.

     On November 1, 1994, the Company filed an action against Thomas De La Rue AG ("DLR") and its parent, De La Rue Plc in New York State Supreme Court. The complaint alleges breach of contract in connection with the 1993 purchase of the Company's Brazilian subsidiary from DLR and seeks in excess of $1.5 million in damages. In December 1994, the action was removed by the defendants to the United States District Court for the Southern District of New York. Defendants have filed an answer denying lability and asserting counter claims. Discovery is presently underway. On November 2, 1994, an action was commenced against the Company and certain of its directors and officers entitled Thomas De La Rue AG
v. United States

Banknote Corporation, et al. in the United States District Court of the Southern District of New York. The complaint, as amended, alleges, among other things, breach of contract by the Company in connection with the Brazil purchase agreement and common law fraud based on the alleged failure to disclose the risk of loss of the Company's stamp printing contracts with the USPS and the alleged failure to register the Common Stock paid to De La Rue expeditiously with the Securities and Exchange Commission. The complaint seeks unspecified damages as well as $6.8 million for the Common Stock received by DLR in the transaction. On November 20, 1995, De La Rue amended its complaint and eliminated all of its federal securities law claims and the individual defendants following dismissal of certain of De La Rue's securities law claims by the court. Discovery is presently underway.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

     Based solely on review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company believes that during the year ended December 31, 1995 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis except for one late Form 3 filed February 1996 by Mr. Arias, a nonresident of the United States, covering no transactions following his election as Director during September 1995.

                                 OTHER BUSINESS

     The Company knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                       PROXIES AND VOTING AT THE MEETING

     Only holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, 19,497,380 shares of Common Stock were issued and outstanding, with each share entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum.

     The affirmative vote of the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the election of Directors. Abstentions and broker non-votes will have no impact on the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Directors Plan Amendment and the Auditor Proposal. With respect to abstentions on this matter, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as votes against the matters. With respect to broker non-votes on these matters, the shares will not be considered entitled to vote at the Annual Meeting for such matter and the broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

     Any Proxy may be revoked at any time before it is actually voted by written notification delivered to the Secretary of the Company, by voting in person at the Annual Meeting or by submitting another Proxy bearing a later date. Properly executed and unrevoked Proxies received by the Company will be voted by the persons named therein at the Annual Meeting in the manner specified therein or, if no specification is made, will be voted: (i) FOR the election of the seven Directors listed herein; (ii) FOR the approval of the Directors Plan Amendment; and (iii) FOR the Auditor Proposal.

     The expense of preparing, printing and distributing the Proxy materials will be paid by the Company. In addition to use of the mail, Proxies may be solicited in person or by telephone by Directors, officers or employees of the Company without additional compensation. The Company has engaged D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of Proxies from stockholders for a fee of $6,000 plus reimbursement for reasonable out-of-pocket expenses.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the Company's proxy materials relating to and presented at the Company's 1997 annual meeting of stockholders must be received at the Company's principal executive offices not later than January 8, 1997. The Company's By-laws provide additional notice requirements for stockholder nominations and proposals. At annual meetings, stockholders may submit nominations for directors and other proposals only upon 60 days advance written notice (90 days if the meeting is on or after the anniversary of the prior years meeting) to the Secretary of the Company.

                                          By Order of the Board of Directors,

                                          LOGO
                                          HARVEY J. KESNER
                                          Secretary

May 6, 1996

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                         ANNEX A

                        DEFERRED STOCK AND COMPENSATION
                        PLAN FOR NON-EMPLOYEE DIRECTORS
                          (AS AMENDED APRIL 25, 1996)

SECTION 1.  INTRODUCTION

     1.1 Establishment. American Banknote Corporation, a Delaware corporation (the "Company"), hereby establishes the Deferred Stock and Compensation Plan for Non-Employee Directors (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. The Plan provides (i) for the grant of awards in the form of Common Stock Equivalents to Directors and (ii) the opportunity for Directors to defer receipt of all or a part of their cash compensation through a tax effective investment mechanism. Unless otherwise provided for herein, the term Company includes United States Banknote Corporation and its subsidiaries.

     1.2 Purposes. The purposes of the Plan are to encourage the Directors to own shares of the Company's stock and thereby to align their interests more closely with the interests of the other stockholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified Directors.

     1.3 Effective Date. This Plan is effective as adopted by the Board of Directors on March 21, 1994 and approved at the 1994 Annual Meeting of Stockholders. The Plan as amended April 25, 1996, shall become effective upon approval of the Amendment by a vote of the holders of a majority of shares of Stock represented in person or by proxy at the 1996 Annual Meeting of stockholders.

SECTION 2.  DEFINITIONS

     2.1 Definitions. The following terms shall have the meanings set forth below:

     (a) "Board" means the Board of Directors of the Company.

     (b) "Cash Account" means the bookkeeping account established by the Company in respect of each Director pursuant to Section 6.3 hereof and to which will be credited annual retainer and/or fees and other amounts deferred pursuant to the Plan.

     (c) "Change in Control" shall have the meaning assigned to it in Section
7.2 hereof.

     (d) "Committee" means the Compensation Committee of the Board or any successor established by the Board.

     (e) "Common Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the mean of the high and low prices of the Stock as reported by the composite tape of the New York Stock Exchange on that date, or if not then listed, the average of the bid and ask price at the end of trading on such date (or the date next preceding such date if no trading occurs on such date) as quoted in the National Association of Securities Dealers Automated Quotation System, or if not then quoted, then as quoted in the over the counter market.

     (f) "Common Stock Equivalent Award" means an award of Common Stock Equivalents granted to a Director pursuant to Section 5 of the Plan.

     (g) "Debenture" means a hypothetical debenture of the Company that has a face value of $100, bears interest at a rate equal to the seven year U.S. Treasury Bond rate in effect the week prior to the regular January meeting of the Board (or if no such meeting is held, the week prior to the first trading day of the New York Stock Exchange in February) in the year in respect of which deferred amounts are earned, and is convertible into Stock at a conversion rate determined by dividing $100 by the mean of the high and low prices of the Stock as reported by the composite tape of the New York Stock Exchange, or if not then listed on the

New York Stock Exchange, the average of the bid and ask price at the end of trading as quoted in the National Association of Securities Dealers Automated Quotation System, or if not then quoted, then as quoted in the over the counter market, on the date the Debenture is credited to the Deferred Debenture Account pursuant to Section 6.3 hereof, or if such date is not a date on which markets are open, the date next preceding such date on which markets are open.

     (h) "Deferred Debenture Account" means the bookkeeping account established by the Company in respect of each Director pursuant to Section 6.3 hereof and to which will be credited Debentures and other amounts pursuant to the Plan. Such account is not meant to represent actual securities.

     (i) "Deferred Stock Account" means the bookkeeping account established by the Company in respect to each Director pursuant to Section 5.2 hereof and to which will be credited Common Stock Equivalents pursuant to the Plan.

     (j) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code, and an officer is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the By-Laws of the Company to serve as such.

     (k) "Employee Retirement Income Security Act" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     (m) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (n) "Stock" means the $.01 par value common stock of the Company.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3.  PLAN ADMINISTRATION

     (a) The Plan shall be administered by the Committee. The members of the Committee shall be members of the Board appointed by the Board, and any vacancy on the Committee shall be filled by the Board. The Committee shall keep minutes of its meetings and of any action taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. Any action that may be taken at a meeting of the Committee may be taken without a meeting if a consent or consents in writing setting forth the action so taken shall be signed by all of the members of the Committee. The Committee shall make appropriate reports to the Board concerning the operations of the Plan.

     (b) Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (ii) interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Committee shall have no authority, discretion or power to select the Directors who will receive awards pursuant to the Plan, determine the awards to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder or the time at which such awards are to be granted, establish the duration and nature of awards or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Plan shall be interpreted and implemented in a manner so that Directors will not fail, by reason of the Plan or its implementation, to be

"disinterested persons" within the meaning of Rule 16b-3 under Section 16 of the Exchange Act, as such rule may be amended.

     (c) The Committee shall act on behalf of the Company as sponsor of the Plan. All expenses associated with the Plan shall be borne by the Company.

SECTION 4.  STOCK SUBJECT TO THE PLAN

     4.1 Number of Shares. 200,000 shares of Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan. This authorization may be increased from time to time by approval of the Board and by the stockholders of the Company if such stockholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

     4.2 Other Shares of Stock. Any shares of Stock that are subject to a Common Stock Equivalent Award or Debenture and which are forfeited and any shares of Stock that for any other reason are not issued to a Director shall automatically become available again for use under the Plan if Rule 16b-3 under the Exchange Act and interpretations of the Securities and Exchange Commission or its Staff thereunder permit such share replenishment.

     4.3 Adjustments Upon Changes in Stock. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the stockholders, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Committee in the terms of any awards under the Plan to reflect such changes and to modify any other terms of outstanding awards on an equitable basis as the Committee in its discretion determines.

SECTION 5.  COMMON STOCK EQUIVALENT AWARDS

     5.1.1 Grants of Common Stock Equivalent Awards-Annually. Common Stock Equivalents equal to 3,000 shares of Stock shall be granted automatically each year, immediately following the Annual Meeting (as described in the Company's By-Laws), to each Director elected at such meeting and continuing to serve on the Board subsequent to such meeting who has served on the Board for more than 180 days prior to such Annual Meeting.

     5.1.2  Grants of Common Stock Equivalent Awards-Committees

     (i) Common Stock Equivalents equal to 2,000 shares of Stock shall be granted automatically each year to each Director elected by the majority of the Non-employee Directors at the first directors meeting following the Annual Meeting at which the Company's standing Committees are organized to Chair such Committees in accordance with the By-Laws of the Company.

     (ii) Common Stock Equivalents equal to 2,000 shares of Stock shall be granted automatically each year to each Director elected by the majority of the Non-employee Directors at the first meeting of any Special Committee organized by the Board to Chair such Committee in accordance with the By-Laws of the Company.

     (iii) If any Committee election described in subparagraph (i) or (ii) above shall occur after the meeting at which the Company's standing Committees are organized and prior to August 1, Common Stock Equivalents equal to 1,500 shares of Stock, (ii) if such election shall occur on or after August 1 and prior to November 1, Common Stock Equivalents equal to 1,000 Shares of Stock, and (iii) if such election shall occur on or after November 1 and prior to February 1 of the following year, Common Stock Equivalents equal to 500 Shares of Stock, in each case, shall be awarded.

     5.1.3  Grants of Common Stock Equivalent Awards-New Directors

     (i) Following stockholder approval of the Amendment, on June 13, 1996, each person who is a Non-Employee Director as of June 13, 1996 shall automatically receive an award of Common Stock Equivalents equal to 7,500 shares of Stock.

     (ii) On the date that a person first becomes a Non-Employee Director (other than a person who previously had been an employee) which occurs after June 13, 1996, such person shall automatically receive an award of Common Stock Equivalents equal to 7,500 shares of Stock.

     5.1.4 Maximum Annual Awards. Each non-employee director of the Company shall be entitled to receive not more than a maximum amount of Common Stock Equivalents equal to 5,000 shares per calendar year, exclusive of any Common Stock Equivalents awarded pursuant to paragraph 5.1.3 hereof.

     5.1.5  Adjustment.  All Common Stock Equivalents granted pursuant to this
Section 5.1 shall be adjusted as provided in Section 4.3.

     5.2 Deferred Stock Account. A Deferred Stock Account shall be established for each Director. The Deferred Stock Account shall consist of compensation in the form of Common Stock Equivalents awarded to the Director hereunder by the Company plus Common Stock Equivalents credited to the Deferred Stock Account in respect of dividends and other distributions on the Stock pursuant to Sections
5.3 and 5.4.

     5.3 Hypothetical Investment. Compensation awarded hereunder in the form of Common Stock Equivalents is assumed to be a hypothetical investment in shares of Stock, and will be adjusted to reflect stock dividends, splits and reclassifications and as otherwise set forth in Section 4.3.

     5.4 Hypothetical Dividends. Dividends and other distributions on Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to the Deferred Stock Account in respect of cash dividends and any other securities or property issued on the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the value of the Common Stock Equivalents on the date of the announcements of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or issued on the Stock. Fractional shares shall be credited to a Director's Deferred Stock Account cumulatively but the balance of shares of Common Stock Equivalents in a Director's Deferred Stock Account shall be rounded to the next highest whole share for any payment to such Director pursuant to Section 5.6 hereof.

     5.5 Statement of Account. A statement will be sent to each Director as to the balance of his Deferred Stock Account at least once each calendar year.

     5.6 Payment of Deferred Stock. Upon termination of services as a Director, the balance of the Director's Deferred Stock Account shall be paid to such Director in Stock in January of the year following the year of termination of services as a Director on the basis of one share of Stock for each Common Stock Equivalent in such Director's Deferred Stock Account.

     5.7 Payments to a Deceased Director's Estate. In the event of a Director's death before the balance of his Deferred Stock Account is fully paid to him, payment of the balance of the Director's Deferred Stock Account shall then be made to his estate in the time and manner selected by the Committee in the absence of a designation of a beneficiary pursuant to Section 5.8 hereof. The Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's Deferred Stock Account be paid to his estate in the manner requested by such application.

     5.8 Designation of Beneficiary. A Director may designate a beneficiary in a form approved by the Committee.

SECTION 6.  DEFERRAL OF COMPENSATION

     6.1 Amount of Deferral. A Director may elect to defer receipt of all or a specified portion of the annual retainers and/or meeting fees otherwise payable to the Director for serving on the Board or any committee thereof.

     6.2 Manner of Electing Deferral. A Director shall make elections permitted hereunder by giving written notice to the Company in a form approved by the Committee. The notice shall include: (i) the percentage of meeting fees and/or annual retainer to be deferred which amount must be stated in whole increments of 5 percent; and (ii) the time as of which deferral is to commence.

     6.3 Accounts. A Cash Account and a Deferred Debenture Account shall be established for each Director electing to defer compensation hereunder. Each Cash Account shall be credited with the amounts deferred on the date such compensation is otherwise payable. Such deferred amounts shall accrue notional interest from time to time at a rate equal to the seven year U.S. Treasury Bond rate in effect the week prior to the regular January meeting of the Board (or if no such meeting is held, the week prior to the first trading day of the New York Stock Exchange in February) in the year in respect of which such deferred amounts are earned until the last trading day of the New York Stock Exchange prior to the regular January meeting of the Board (or if no such meeting is held, until the first trading day of February) in the year following the year in respect of which deferred amounts are earned, at which time such deferred amounts, including notional interest, shall be deemed invested in Deferred Debentures and credited to the Deferred Debenture Account. Deferred amounts shall be credited to the Deferred Debenture Account only in $100 amounts. Fractional amounts of $100 shall remain in the Cash Account and continue to accrue interest.

     6.4 Time for Electing Deferral. Any election to (i) defer annual retainer and/or meeting fees, (ii) alter the portion of such amounts deferred or (iii) revoke an election to defer such amounts, must be made no later than the earlier to occur of (a) six months prior to the time such compensation is earned by the Director or, if permitted by the rules under Section 16 of the Exchange Act, no later than six months prior to the time such deferred compensation is invested in Debentures and credited to the Deferred Debenture Account pursuant to Section
6.3 hereof or (b) no later than simultaneously with the commencement of the period in which such compensation is earned. An election to commence a deferral may be made at any time in accordance with the procedures set forth in Section
6.2. Any election so made shall remain in effect beginning six months from the date of election until the Director ceases to be a Director or elects in writing to change his election, provided that with respect to a Director's election at the time he first joins the Board, such election shall remain in effect beginning on the date made.

     6.5 Payment of Deferred Amounts. Payments from a Deferred Debenture Account shall be made in five consecutive annual installments beginning in the January following the Director's termination of service. Payments from a Deferred Debenture Account shall consist of accumulated interest on the Debentures not converted into Debentures (which amount shall only be payable in cash) plus the greater value of (i) the face value of the Debentures or (ii) the shares of Stock into which the Debentures are convertible. In the event the value of the payment is determined by the amount referred to in clause (i), payment shall be made in cash. In the event such value is determined by the clause (ii), such payment shall be made in Stock.

     6.6 Payments to a Deceased Director's Estate. In the event of a Director's death before the balance of his Cash Account or Deferred Debenture Account is fully paid to him, payment of the balance of the Cash Account or Deferred Debenture Account shall then be made to his estate in the time and manner selected by the Committee in the absence of a designation of a beneficiary pursuant to Section 6.7 hereof. The Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's Cash Account or Deferred Debenture Account be paid to his estate in the manner requested by such application.

     6.7 Designation of Beneficiary. A Director may designate a beneficiary in a form approved by the Committee.

SECTION 7.  CHANGE IN CONTROL

     7.1 Settlement of Compensation. In the event of a Change in Control of the Company as defined herein, (a)(i) to the extent not already vested, all benefits hereunder shall be vested immediately, and (ii) awards as to a period of time less than a full year, may be made as the Committee may determine as of the date of such Change in Control and then paid on such basis and in such form as the Committee may prescribe; and (b) the value of all unpaid benefits and deferred amounts shall be paid in cash into a trust established by the Committee for the benefit of the Directors, or otherwise on such terms as the Committee may prescribe or permit. For purposes of this paragraph, the value of deferred amounts shall be equal to the sum of (i) the value of all Common Stock Equivalent Awards then held in such Director's Deferred Stock Account (the value of which shall be based upon the highest price of the Stock as reported by the composite tape of the New York Stock Exchange, or if not then listed on the New York Stock Exchange as quoted on the National Association of Securities Dealers Automated Quotation System, or if not then quoted, then as quoted in the over the counter markets, during the thirty days immediately preceding the Change in Control) and (ii) the greater value of (x) the cash amount equal to the face value of the Debentures plus cash equal to accrued interest or (y) the number of shares of Stock into which the Debentures are convertible (the value of which shall be based upon the highest price of the Stock as reported by the composite tape of the New York Stock Exchange or if not then listed on the New York Stock Exchange, as quoted on the National Association of Securities Dealers Automated Quotation System, or if not then quoted, then as quoted in the over the counter markets, during the thirty days immediately preceding the Change in Control), plus cash equal to accrued interest.

     7.2 Definition of Change in Control. A Change in Control shall mean the occurrence of one or more of the following events:

     (i) the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase, of assets or stock, by any person, corporation or other entity or group thereof, of the beneficial ownership (as that term is used in Section 13(d)(1) of the Exchange Act and the rules and regulations promulgated thereunder) of shares of Stock which, when added to any other shares the beneficial ownership of which is held by the acquirer, shall result in the acquirer's having more than 40% of the votes that are entitled to be cast at meetings of stockholders of the Company as to matters on which all outstanding shares are entitled to be voted as a single class; provided, however, that such acquisition shall not constitute a Change in Control for purposes of this Plan if prior to such acquisition a resolution declaring that the acquisition shall not constitute a Change in Control is adopted by the Board with the support of a majority of the Board members who either were members of the Board for at least two years prior to the date of the vote on such resolution or were nominated for election to the Board by at least two-thirds of the directors then still in office who were members of the Board at least two years prior to the date of the vote on such resolution; and provided further that neither the Company, nor any person who as of March 1, 1994 was a director or officer of the Company, nor any trustee or other fiduciary holding securities under an employee benefit plan of the Company, nor any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company shall be deemed to be an "acquirer" for purposes of this Section 7.2; or

     (ii) the individuals who, as of March 1, 1994, constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors as of March 1, 1994 or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or

     (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

     (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

provided, however, that an event or transaction that would otherwise be deemed a Change in Control under (i), (iii), or (iv) above shall not be deemed a Change in Control if the Board adopts a resolution approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who are Continuing Directors, not later than 30 days after the Company receives notice of the event or transaction constituting a Change in Control under (i) above and not later than the occurrence of the event or transaction constituting a Change in Control under (iii) or (iv) above, determining that such event or transaction should not constitute a Change in Control for purposes of the Plan.

     For purposes of this Section 7.2, "Beneficial Owner," "Beneficially Owns," and "Beneficial Ownership" shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

SECTION 8.  ASSIGNABILITY

     The right to receive payments or distributions hereunder (including any "derivative security" issued pursuant to the Plan, as such term is defined by the rules promulgated under Section 16 of the Exchange Act) shall not be transferable or assignable by a Director other than by will, the laws of descent and distribution or pursuant to a domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

SECTION 9.  PLAN AMENDMENT, MODIFICATION AND TERMINATION

     The Board may at any time terminate, and as provided in Section 4 may from time to time amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, and, provided further that no amendment or modifications shall be made more than once every six months that would change the amount, price or timing of the Common Stock Equivalent Awards, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules promulgated thereunder.

SECTION 10.  REQUIREMENTS OF LAW

     10.1 Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 under the Exchange Act (or any successor rule) in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, any provision of this Plan that does not comply with the requirements of Rule 16b-3 (or any successor rule) as then applicable to any such person shall be construed or deemed amended to the extent necessary to conform to such requirements, except that such automatic amendment shall not apply to any other participant who is not (at the time of such application) subject to Section 16 of the Exchange Act. Transactions pursuant to the Plan shall be subject to all conditions required under Rule 16b-3 to qualify such transactions for any exemption from the provisions of
Section 16(b) of the Exchange Act available under that statute.

     10.2 Govering Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     10.3 Withholding of Taxes. The Company shall have the right to deduct from any award or other amount to be paid pursuant to this Plan, or to otherwise require a participant to pay prior to any such award or payment, all Federal, State or local taxes required by law to be withheld in respect of such award or payment.

     10.4  General Restrictions.

     (a) Each award of shares of Stock under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration or qualification of such Shares upon any securities exchange or automated quotation system or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement by the participant with respect thereto, is necessary or desirable, then such award shall not be consummated, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     (b) Shares of Stock for use under the provisions of this Plan shall not be issued until they have been authorized for listing, upon official notice of issuance, on the New York Stock Exchange or such other exchanges or automated quotation system, if any, as the Stock may then be listed or quoted or as the Board shall determine, and a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such shares shall have become, and be, effective or the Board shall have been advised by counsel to the Company that the issuance to, and transfer by, the participants of such Shares does not require registration of such shares under the Securities Act.

     10.5 Restrictions Under Rule 16b-3. Unless a participant is not subject to short-swing liability under Section 16(b) of the Securities Exchange Act of 1934 in respect of the sale or other transfer of shares of Stock issued under the Plan, such shares of Stock shall be held for at least six months from the date of grant or award.

                          AMERICAN BANKNOTE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

P
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
     The undersigned hereby appoints Morris Weissman, John T. Gorman and
O Harvey J. Kesner, or any one of them, with the full power of substitution, to vote all shares of Common Stock, par value $.01 per share,
X of AMERICAN BANKNOTE CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held
Y on June 13, 1996 and at any adjournments thereof, and the undersigned authorizes and instructs said proxies to vote as directed.

Election of Directors:

The nominees are:

                  Bette B. Anderson              David Rowe-Beddoe
                  Dr. Oscar Arias S.             Alfred Teo
                  C. Gerald Goldsmith            Morris Weissman
                  Ira J. Hechler



     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

     Please mark, date and sign this proxy on the reverse side and return it promptly using the envelope provided.

                                                              (See reverse side)

        Please mark your
  X     vote as in this
        example.

        The Board of Directors recommends a vote FOR Proposal 2 and FOR Proposal 3.

                            FOR           VOTE WITHHELD FOR
                         ALL NOMINEES        ALL NOMINEES

1.  ELECTION OF
    DIRECTORS
    (See reverse side)      __                  __

For, except vote withheld from the following nominee(s):

 -------------------------------------------------

                           FOR   AGAINST  ABSTAIN

2.  PROPOSAL TO APPROVE    __      __       __
    AMENDMENT TO THE
    NON-EMPLOYEE
    DIRECTORS PLAN.

3.  PROPOSAL TO APPROVE    __      __       __
    THE APPOINTMENT OF
    DELOITTE & TOUCHE LLP
    AS AUDITORS FOR THE
    COMPANY FOR THE
    FISCAL YEAR ENDED
    DECEMBER 31, 1996.

4.  IN THEIR DISCRETION, UPON ANY OTHER MATTERS WHICH MAY
    PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.



                                          Change of Address:
                                          Check this box and
                                          print new address  __
                                          below:

                                          -----------------------------
                                          -----------------------------
                                          -----------------------------



                                                          Receipt of the Notice
SIGNATURE(S)                         DATE        , 1996     of Annual Meeting
- - -------------------------------------    ---------        of Stockholders,
Your signatures should appear the same as                  the Proxy Statement
your name appears hereon, and if signing                   and the 1995 Annual
as an attorney, executor, administrator,                    Report of the Com-
trustee or guardian, please indicate the                     pany is hereby
capacity in which signing. When signing                        acknowledged.
as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.